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                                                            Exhibit (E)(10)

                           ROLLINS TRUCK LEASING CORP.

         Resolutions of the Stock Option Committee of the Company:

         Adopted November 13, 2000:

         RESOLVED, that the following provision shall be deemed incorporated into each of the award agreements for the Outstanding Grants:

                  "In the event of and effective upon a Change of Control: (a) all limitations with regard to the vesting of options or conditions relating to vesting only upon the achievement of certain milestones or financial tests shall be waived and the vesting of all options shall be immediately accelerated; and
                  (b) all such accelerated options shall be cancelled and the optionee shall immediately be paid in cash the difference between the exercise price of the option and the Target Price. Change of Control shall be defined as the earliest of the following to occur: (a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors ("Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or any subsidiary thereof, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction described in clauses (i), (ii) and (iii) of paragraph (b) below; or (b) the effective date of a reorganization, merger or consolidation of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities,
                  (ii) no person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of
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                  the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. Target Price shall be defined as the price paid for the Company's common stock in the event of a tender offer, merger or other acquisition, provided that if consideration other than cash is used, the Committee shall undertake to value such consideration in good faith (any such valuation to be final and binding), and provided further that any publicly traded securities which form part of the consideration shall be valued at the last reported sale price on the date on which the Change of Control occurs."

Adopted January 15, 2001:


RESOLVED, that the following provision shall be deemed incorporated into each of the award agreements for options previously granted under the Company's 2000 Stock Option Plan:

                  "In the event of and effective upon a Change of Control (as defined by the minutes of this Committee at its meeting on November 13, 2000), the shareholder approval requirement shall be waived."